UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No.  )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CytoDyn Inc.

(Name of Registrant as Specified in Its Charter)

PAUL A. ROSENBAUM
JEFFREY PAUL BEATY
ARTHUR L. WILMES
THOMAS J. ERRICO, M.D.

BRUCE PATTERSON, M.D.

PETER STAATS, M.D., MBA

MELISSA YEAGER
CCTV PROXY GROUP, LLC

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The participants named herein (collectively, the “Participants”), have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2021 annual meeting of stockholders of CytoDyn Inc., a Delaware corporation (the “Company”).

On September 20, 2021, the Participants issued a press release announcing that Judge Maryellen Noreika has approved a joint stipulation to dismiss the Company’s lawsuit in the United States District Court for the District of Delaware. A copy of the press release, which was also posted to the Participants' website at www.advancingll.com, follows:

GROUP OF CYTODYN STOCKHOLDERS ANNOUNCES FEDERAL COURT

DISMISSES LITIGATION BROUGHT BY COMPANY

Nominating Stockholders Fully Committed to Proxy Contest and Electing Director Candidates

NEW YORK — September 20, 2021 — A group of long-time stockholders (the “Nominating Stockholders” or the “Group”) of CytoDyn Inc. (“CYDY or the “Company”) (OTC: CYDY) that has nominated five highly experienced director candidates to serve on the Company’s Board of Directors today announced that Judge Maryellen Noreika has approved a joint stipulation to dismiss CYDY’s lawsuit in the United States District Court for the District of Delaware. The litigation, which related to disclosures by the Nominating Stockholders, was an attempt by CYDY to prevent stockholders from having the opportunity to vote for the Nominating Stockholders’ director candidates.

The Nominating Stockholders said, “While we believe that we would have prevailed in this litigation, as the disclosures were not necessary, we are pleased to provide CYDY stockholders with additional information and resolve this matter. By ending this meritless litigation, we stop the waste of valuable corporate resources at a time when CYDY’s finances are dwindling due to years of poor performance as a result of inept management. Stockholders can now focus their attention on the future of their company by voting for directors who will act in their best interest by earning FDA approval for Leronlimab, which will improve thousands of lives and generate significant long-term value.”

To ensure that voting rights of all CYDY stockholders can be expressed, the litigation brought by the Nominating Stockholders in the Delaware Court of Chancery remains pending. That litigation seeks to enforce the rights of CYDY stockholders and to allow them to vote for the Group’s nominees after the current CYDY Board issued several communications falsely stating that stockholders cannot do so.

The Nominating Stockholders and their slate of director nominees for the CYDY Board remain fully committed to the proxy contest and the election of the highly qualified nominees. In the coming weeks, the Nominating Stockholders and their team will continue to aggressively make the case for the election of their director nominees and for the positive impact they will have on CYDY’s future.

Stockholders can help enable CYDY to achieve its incredible potential by voting the WHITE proxy card today to elect the Nominating Stockholders’ five independent director nominees. To view the Nominating Stockholders’ proxy statement and other information about the nominees and the Group’s platform, please visit www.advancingll.com.

Stockholders who have questions or require any assistance with voting the WHITE proxy card should contact Okapi Partners LLC at info@okapipartners.com or toll free at (844) 202-7428.

Important Information

Paul Rosenbaum, Jeffrey Beaty, Arthur Wilmes, Thomas Errico, M.D., Bruce Patterson, M.D., Peter Staats, M.D., Melissa Yeager and CCTV Proxy Group, LLC (collectively the “Participants”) have filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the solicitation of proxies from the stockholders of CytoDyn Inc. (the “Company”). All stockholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies. The definitive proxy statement and an accompanying proxy card is available at no charge on the SEC’s website at http://www.sec.gov/. In addition, the Participants will provide copies of the proxy statement, without charge, upon request. Requests for copies should be directed to the Participants’ Proxy Solicitor, Okapi Partners LLC, by calling (844) 202-7428.

Disclaimer

This material does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein in any jurisdiction to any person. In addition, the discussions and opinions in this press release and the material contained herein are for general information only and are not intended to provide investment advice. All statements contained in this press release that are not clearly historical in nature or that depend on future events are “forward-looking statements,” which are not guarantees of future performance or results, and the words “anticipate,” “believe,” “expect,” “may,” “could,” and similar expressions are generally intended to identify forward-looking statements. Forward looking statements contained in this release are based on current expectations, speak only as of the date of this press release and involve risks that may cause the actual results to be materially different. Certain information included in this material is based on data obtained from sources considered to be reliable. No representation is made with respect to the accuracy or completeness of such data. The Participants disclaim any obligation to update the information herein and reserve the right to change any of their opinions expressed herein at any time as it deems appropriate.

Contacts:

Media
Mark Semer/Sam Cohen

Gasthalter & Co.
(212) 257-4170

cydy@gasthalter.com

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(212) 297-0720

info@okapipartners.com